Exhibit 99.1

RLH CORPORATION APPOINTS GARY A. KOHN CHIEF FINANCIAL OFFICER

DENVER, CO. June 1, 2020 (GLOBE NEWSWIRE) – RLH Corporation (NYSE:RLH) announced today the appointment of Gary A. Kohn as its Executive Vice President, Chief Financial Officer effective May 29,2020. Mr. Kohn brings to Red Lion more than 30 years of experience in finance, accounting, investor relations, treasury and strategy. Mr. Kohn has been serving as a consultant to Red Lion since May 18, 2020. Mr. Kohn will be responsible for overseeing all financial aspects of the Company, including financial planning and analysis, accounting and reporting as well as managing the tax, internal audit, treasury and investor relations functions.

John Russell, Interim Chief Executive Officer of RLH stated, “We are pleased to have Gary officially join RLHC as our Chief Financial Officer. A number of our finance team professionals have had an opportunity to work with Gary prior to RLHC, which has facilitated a seamless transition. We look forward to successfully navigating RLHC’s evolution and have confidence that Gary’s perspective and financial leadership will contribute to the effort.”

Gary Kohn stated, “I am excited to officially join the RLHC team. In my brief time with RLHC, I have re-engaged with former colleagues and have met additional talented team members across the Company who are all passionate about their work and about moving RLHC forward. I believe we have a great opportunity, and I look forward to doing my part in helping RLHC thrive as we move ahead.”

Prior to joining Red Lion, Mr. Kohn was the founder and principal of GAK Advisors, an investor relations and financial consulting firm. From April 2016 until December 2018, Mr. Kohn held the roles of Chief Financial Officer and Vice President Investor Relations at Westmoreland Coal Company, and served as the Vice President, Investor Relations and Treasurer for Intrepid Potash from January 2013 until April 2016. Mr. Kohn has held leadership positions at companies including First Data, Western Union, and Ciber. Mr. Kohn received his B.S. in Accounting from the University of Northern Colorado in 1988 and was a licensed Certified Public Accountant from 1989 through 2000.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com